The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 28, 2018.

June 2018 Preliminary Pricing Supplement No. U3087 Registration Statement No. 333-218604-02 Dated June 28, 2018 Filed pursuant to Rule 424(b)(2)

Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index

Principal at Risk Securities

Unlike ordinary debt securities, the Callable Fixed Income Securities due January 4, 2021 linked to the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index (each, an “Underlying”), which we refer to as the securities, do not guarantee the return of any principal at maturity. The securities offer the opportunity for investors to earn a Coupon on each Coupon Payment Date. Beginning on October 3, 2018, we will have the right to redeem the securities at our discretion on any Early Redemption Date for an Early Redemption Payment equal to the sum of the Principal Amount plus the Coupon due with respect to the relevant Coupon Payment Date. An Early Redemption of the securities will be at our discretion and will not automatically occur based on the performance of any Underlying. At maturity, if the securities have not previously been redeemed and the Final Level of the Worst Performing Underlying is greater than or equal to 75% of its Initial Level, which we refer to as its Knock-In Level, investors will receive the Principal Amount and the Coupon payable with respect to the Maturity Date. However, if the Final Level of the Worst Performing Underlying is less than its Knock-In Level, investors will be fully exposed to the decline in the level of the Worst Performing Underlying over the term of the securities, and the Redemption Amount will be less than 75% of the Principal Amount of the securities (excluding the final Coupon) and could be zero. Accordingly, investors may lose up to their entire initial investment in the securities (excluding Coupons). Because any payment at maturity is based on the performance of each Underlying, a decline beyond the respective Knock-In Level of any Underlying will result in a significant loss of your investment, even if any other Underlying has appreciated or has not declined as much. Investors will not participate in any appreciation of any Underlying. These securities are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing their principal and the risk of an Early Redemption of the securities at our discretion.

All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The Underlyings are set forth in the table below. For more information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index”, “The Reference Indices—The Nikkei 225 Index” and “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
Underlying	Ticker	Initial Level	Knock-In Level
S&P 500® Index	SPX <Index>
Nikkei 225 Index	NKY <Index>
EURO STOXX 50® Index	SX5E <Index>
Aggregate Principal Amount:	$
Principal Amount:	$1,000 per security
Price to Public:	$1,000 per security (see “Commissions and Price to Public” below)
Trade Date:	June 29, 2018
Settlement Date:	July 5, 2018. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:	December 29, 2020, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	January 4, 2021, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Key Terms continued on the following page

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Price to Public	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$1,000	$17.50(1)
		$5(2)	$977.50
Total	$	$	$

(1) We or one of our affiliates may pay to Morgan Stanley Smith Barney LLC (“MSSB”) varying discounts and commissions of up to $22.50 per $1,000 principal amount of securities, of which $5 per $1,000 principal amount of securities will be paid as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(2) Reflects a structuring fee payable to MSSB by Credit Suisse Securities (USA) LLC (“CSSU”) or one of its affiliates of $5 for each security.

The agent for this offering, CSSU, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $960 and $990 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

Key Terms continued from previous page:
Redemption Amount:	If the securities have not previously been redeemed, on the Maturity Date investors will receive a Redemption Amount determined as follows:
• If the Final Level of the Worst Performing Underlying is greater than or equal to its Knock-In Level:	the Principal Amount and the Coupon with respect to the Maturity Date.
• If the Final Level of the Worst Performing Underlying is less than its Knock-In Level:	(i) the Principal Amount multiplied by (ii) the Underlying Return of the Worst Performing Underlying and the Coupon with respect to the Maturity Date. In this case, the Redemption Amount will be less than $750 per $1,000 principal amount of securities (excluding the final Coupon). You could lose your entire investment (excluding Coupons).
Distributor:	MSSB. See “Supplemental Plan of Distribution.”
Calculation Agent:	Credit Suisse International
Coupons:	Subject to Early Redemption, we will pay a Coupon at an annual rate of 7.45% (corresponding to $18.625 per quarter per security and to be determined on the Trade Date) on each Coupon Payment Date.
Early Redemption:	Beginning on October 3, 2018, we will have the right to redeem the securities, at our discretion, in whole but not in part, on any Early Redemption Date prior to the Maturity Date for the Early Redemption Payment. If we decide to redeem the securities, we will give you notice at least three business days before the Early Redemption Date specified in the notice. No further payments will be made on the securities once they have been redeemed.
Early Redemption Payment:	The Early Redemption Payment will be an amount equal to (i) the Principal Amount plus (ii) the Coupon due with respect to the relevant Coupon Payment Date.
Early Redemption Dates:	Each Coupon Payment Date beginning on October 3, 2018 and prior to the Maturity Date, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Knock-In Level:	For each Underlying, expected to be 75% of the Initial Level of such Underlying (to be determined on the Trade Date).
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date
Coupon Payment Dates:	October 3, 2018, January 3, 2019, April 3, 2019, July 3, 2019, October 3, 2019, January 3, 2020, April 2, 2020, July 2, 2020, October 2, 2020 and the Maturity Date, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If any Coupon Payment Date is not a business day, the Coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any Coupon will not be adjusted in respect of any postponement of a Coupon Payment Date and no interest or other payment will be payable on the securities because of any such postponement of a Coupon Payment Date. No Coupons will be payable following an Early Redemption. coupons, if any, will be payable on the applicable Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Coupon payable on the Early Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Early Redemption Payment or Redemption Amount, as applicable, is payable.
Underlying Return:	With respect to each Underlying, the Final Level of such Underlying divided by its Initial Level
Worst Performing Underlying:	The Underlying with the lowest Underlying Return
CUSIP / ISIN:	22550WZR1/ US22550WZR14
Listing:	The securities will not be listed on any securities exchange.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

June 2018	Page 2

Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018:

https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. I-B dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

June 2018	Page 3

Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

Investment Summary

Callable Fixed Income Securities

Principal at Risk Securities

The Callable Fixed Income Securities due January 4, 2021 linked to the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index, which we refer to as the “securities,” provide an opportunity for investors to earn a Coupon at an annual rate of 7.45% (corresponding to $18.625 per quarter per security and to be determined on the Trade Date). In addition, beginning on October 3, 2018, we will have the right to redeem the securities at our discretion on any Early Redemption Date prior to the Maturity Date for an Early Redemption Payment equal to the sum of the Principal Amount plus the Coupon due with respect to the relevant Coupon Payment Date.

If the securities have not been previously redeemed and the Final Level of the Worst Performing Underlying is greater than or equal to 75% of its Initial Level, which we refer to as its Knock-In Level, the Redemption Amount will be the Principal Amount, and the Coupon with respect to the Maturity Date. However, if the Final Level of the Worst Performing Underlying is less than its Knock-In Level, investors will be fully exposed to the decline in the Worst Performing Underlying over the term of the securities and will receive an amount of cash (excluding the Coupon due with respect to the relevant Coupon Payment Date) that is significantly less than the Principal Amount, in proportion to the decline in the Worst Performing Underlying from its Initial Level to its Final Level. In this scenario, the value of any such payment will be less than 75% of the Principal Amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal. In addition, investors will not participate in any appreciation of any Underlying.

Maturity:	Approximately two years and six months, unless redeemed earlier at our discretion

Redemption Amount:

If the securities have not previously been redeemed, investors will receive on the Maturity Date a Redemption Amount determined as follows:

If the Final Level of the Worst Performing Underlying is greater than or equal to its Knock-In Level, investors will receive the Principal Amount and the Coupon with respect to the Maturity Date.

If the Final Level of the Worst Performing Underlying is less than its Knock-In Level, investors will receive a Redemption Amount that is less than 75% of the Principal Amount of the securities and could be zero (excluding the final Coupon). Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment, excluding Coupons.

Coupons:	A Coupon at an annual rate of 7.45% (corresponding to $18.625 per security per quarter and to be determined on the Trade Date) will be paid on the securities on each Coupon Payment Date.

Early Redemption:

Beginning on October 3, 2018, we will have the right to redeem the securities on any Early Redemption Date prior to the Maturity Date for an Early Redemption Payment equal to the Principal Amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date. Any Early Redemption of the securities will be at our discretion and will not automatically occur based on the performance of any Underlying. It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities. We will be more likely to redeem the securities at a time when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more Coupons, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to exercise our redemption right when the Final Level of the Worst Performing Underlying is expected to be below its Knock-In Level, and you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will suffer a significant loss at maturity.

June 2018	Page 4

Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

Key Investment Rationale

The securities do not guarantee any repayment of principal at maturity and offer investors an opportunity to earn Coupons at an annual rate of 7.45% per annum (to be determined on the Trade Date) of the Principal Amount on each Coupon Payment Date. The securities have been designed for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of (i) losing their principal and (ii) an Early Redemption of the securities at our discretion. The following scenarios are for illustrative purposes only to demonstrate how the coupon and the Redemption Amount (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed by us at our discretion and the Redemption Amount may be less than 75% of the Principal Amount of the securities and may be zero, excluding the final Coupon.

Scenario 1: The securities are redeemed prior to maturity.	This scenario assumes that we redeem the securities at our discretion prior to the Maturity Date on one of the Early Redemption Dates, starting on October 3, 2018, approximately three months after the Settlement Date, for the Early Redemption Payment equal to the Principal Amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date. No further payments will be made on the securities once they have been redeemed.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive principal back at maturity.	This scenario assumes that we do not exercise our redemption right on any of the Early Redemption Dates, and, as a result, investors hold the securities to maturity. During the term of the securities, investors receive the Coupon with respect to each Coupon Payment Date. On the Valuation Date, the Worst Performing Underlying closes at or above its Knock-In Level. Therefore, at maturity, investors will receive the Principal Amount and the Coupon due on the Maturity Date.
Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity.	This scenario assumes that we do not exercise our redemption right on any of the Early Redemption Dates and, as a result, investors hold the securities to maturity. During the term of the securities, investors receive the Coupon with respect to each Coupon Payment Date. On the Valuation Date, the Worst Performing Underlying closes below its Knock-In Level. Therefore, investors will receive an amount equal to the Principal Amount multiplied by the Underlying Return of the Worst Performing Underlying at maturity. Under these circumstances, the Redemption Amount will be less than 75% of the Principal Amount and could be zero, excluding the Coupon due on the Maturity Date.

June 2018	Page 5

Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

S&P 500® Index Summary

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float-adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on June 25, 2018:

Bloomberg Ticker Symbol:	SPX
Current Closing Level:	2,717.07
52 Weeks Ago (on 6/25/2017):	2,438.30
52 Week High (on 1/26/2018):	2,872.87
52 Week Low (on 7/6/2017):	2,409.75

For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying underlying supplement. Furthermore, for additional historical information, see “S&P 500® Index Historical Performance” below.

Nikkei 225 Index Summary

The Nikkei 225 Index, which is calculated, published and disseminated by Nikkei Inc., measures the composite price performance of certain Japanese stocks. The Nikkei Index is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries, and all 225 components are listed in the First Section of TSE.

Information as of market close on June 25, 2018:

Bloomberg Ticker Symbol:	NKY
Current Closing Level:	22,338.15
52 Weeks Ago (on 6/25/2017):	20,132.67
52 Week High (on 1/23/2018):	24,124.15
52 Week Low (on 9/8/2017):	19,274.82

For additional information about the Nikkei 225 Index, see the information set forth under “The Nikkei 225 Index” in the accompanying underlying supplement. Furthermore, for additional historical information, see “Nikkei 225 Index Historical Performance” below.

EURO STOXX 50® Index Summary

The EURO STOXX 50® Index, which is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG, provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50® Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the EURO STOXX 50® Index was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991.

Information as of market close on June 25, 2018:

Bloomberg Ticker Symbol:	SX5E
Current Closing Level:	3,369.21
52 Weeks Ago (on 6/25/2017):	3,543.68
52 Week High (on 11/1/2017):	3,697.40
52 Week Low (on 3/26/2018):	3,278.72

For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying underlying supplement. Furthermore, for additional historical information, see “EURO STOXX 50® Index Historical Performance” below.

June 2018	Page 6

Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. The Redemption Amount will be determined by reference to the closing level of the Worst Performing Underlying on the Valuation Date. Any Early Redemption of the securities will be at our discretion. The actual Initial Level and Knock-In Level for each Underlying will be determined on the Trade Date. All payments on the securities are subject to the credit risk of Credit Suisse. The numbers in the hypothetical examples may be rounded for ease of analysis. The below examples are based on the following terms:

Hypothetical Initial Level of the Underlyings:	With respect to each Underlying, 2,700
Hypothetical Knock-In Level of the Underlyings:	With respect to each Underlying, 2,025, which is 75% of the hypothetical Initial Level
Coupons:	7.45% per annum (corresponding to $18.625 per quarter per security)* A Coupon is paid on each Coupon Payment Date.
Early Redemption:	The securities may be redeemed at our discretion on any Early Redemption Date prior to the Maturity Date for an Early Redemption Payment equal to the Principal Amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date.
Redemption Amount (if the securities have not been redeemed early at our option):

If the Final Level of the Worst Performing Underlying is greater than or equal to its Knock-In Level: the Principal Amount, and the Coupon with respect to the Maturity Date.

If the Final Level of the Worst Performing Underlying is less than its Knock-In Level: (a) (i) the Principal Amount multiplied by (ii) the Underlying Return of the Worst Performing Underlying and (b) the Coupon with respect to the Maturity Date.

Principal Amount:	$1,000

In Example 1, we redeem the securities at our option on one of the Early Redemption Dates, and no further payments are made on the securities after they have been redeemed. In Examples 2 and 3, the securities are not redeemed prior to, and remain outstanding until, maturity.

Example 1 — We redeem the securities on the third Early Redemption Date. You would receive (i) the Coupon with respect to the first and second Coupon Payment Dates, totaling $18.625 × 2 = $37.25 and (ii) the Redemption Payment calculated as $1,000 + $18.625 = $1,018.625.

The total payment over the term of the securities is $37.25 + $1,018.625 = $1,055.875.

Example 2 — The securities are not redeemed prior to maturity. You would receive (i) the Coupons with respect to the nine Coupon Payment Dates prior to the Maturity Date, totaling $18.625 × 9 = $167.625 and (ii) the Redemption Amount calculated as $1,000 + $18.625 = $1,018.625.

The total payment over the term of the securities is $167.625 + $1,018.625 = $1,186.25.

Despite the fact that the Final Level of the Worst Performing Underlying is greater than its Initial Level, you will not participate in any appreciation of any Underlying. This is therefore the maximum amount payable over the term of the securities. If the securities are redeemed prior to maturity, you will receive no more Coupons, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

Example 3 — The securities are not redeemed prior to maturity. The Final Level of the Worst Performing Underlying is 1,080, which is below its Knock-In Level. You would receive (i) the Coupon with respect to the nine Coupon Payment Dates prior to the Maturity Date, totaling $18.625 × 9 = $167.625 and (ii) the Redemption Amount calculated as ($1,000 × 1,080 / 2,700) + $18.625 = $418.625.

The total payment over the term of the securities is $167.625 + $418.625 = $586.25.

If we do not redeem the securities prior to maturity and the Final Level of the Worst Performing Underlying is less than its Knock-In Level, you will lose a significant portion or all of your investment in the securities, excluding Coupons.

June 2018	Page 7

Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

Selected Risk Considerations

This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying underlying supplement, product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the Principal Amount at maturity. Instead, if the securities have not been redeemed prior to maturity and the Final Level of the Worst Performing Underlying is less than its Knock-In Level, you will be fully exposed to the decline in the Worst Performing Underlying over the term of the securities, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the Principal Amount, in proportion to the decline in the Worst Performing Underlying from its Initial Level to its Final Level. Under this scenario, the value of any such payment will be less than 75% of the Principal Amount and could be zero. You may lose up to your entire initial investment in the securities, excluding Coupons. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms. Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss. “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of such Underlying could be less than its Knock-In Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Knock-In Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon may indicate an increased risk of loss. Further, relatively lower Knock-In Levels may not necessarily indicate that you will have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

▪	The securities are subject to our redemption right. The term of the securities, and thus your opportunity to earn a potentially above-market coupon, may be limited by our right to redeem the securities at our option on any Early Redemption Date, beginning October 3, 2018. The term of your investment in the securities may be limited to as short as three months. It is more likely that we will redeem the securities when it would be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more Coupons and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to exercise our redemption right when the Final Level of the Worst Performing Underlying is expected to be below its Knock-In Level, such that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will suffer a significant loss at maturity, excluding Coupons.

▪	Investors will not participate in any appreciation in the level of any of the Underlyings. Investors will not participate in any appreciation in the level of any of the Underlyings from their respective Initial Levels, and the return on the securities will

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Principal at Risk Securities

be limited to the Coupons that are paid with respect to each Coupon Payment Date up until the securities are redeemed at our option or reach maturity.

▪	At maturity or upon Early Redemption, the securities will not pay more than the Principal Amount plus the final Coupon. At maturity or upon Early Redemption, the securities will not pay more than the Principal Amount plus the final Coupon, regardless of the performance of any Underlying. Even if the Final Level of the each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. The maximum amount payable with respect to the securities (excluding coupons) is $1,000 for each $1,000 principal amount of the securities.

▪	You will be subject to risks relating to the relationship between the Underlyings. Your return on the securities is not linked to a basket consisting of the Underlyings. Rather, the securities are linked to the individual performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the Underlyings. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Worst Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Worst Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly and you are exposed to the price risk of each Underlying. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Knock-In Level, regardless of the performance of any other Underlying. This risk is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one Underlying. Accordingly, with three Underlyings, it is more likely that you will suffer a significant loss on your investment.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

▪	The closing levels of the EURO STOXX 50® Index and the Nikkei 225 Index will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the equity securities included in the EURO STOXX 50® Index and the Nikkei 225 Index are traded in a foreign currency and the securities are denominated in U.S. Dollars. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. Dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index and the Nikkei 225 Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. Dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

▪	Foreign securities markets risk. Some or all of the assets included in the EURO STOXX 50® Index and the Nikkei 225 Index are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index and the Nikkei 225 Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX 50® Index and the Nikkei 225 Index, and therefore the performance of the EURO STOXX 50® Index and the Nikkei 225 Index and the value of the securities.

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Principal at Risk Securities

▪	Investors will not participate in any appreciation in the level of any of the Underlyings. Investors will not participate in any appreciation in the level of each Underlying from its Initial Level, and the return on the securities will be limited to the Coupons that may be paid with respect to each Coupon Payment Date until the securities are redeemed or reach maturity.

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Hedging and trading activity. We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

▪	The estimated value of the securities on the Trade Date may be less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an

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Principal at Risk Securities

additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. For instance, as calculation agent, Credit Suisse International will determine the Initial Level and the Knock-In Level for each Underlying, whether you receive a Coupon on each Coupon Payment Date and the Redemption Amount, if any. Moreover, certain determinations made by Credit Suisse International, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor underlying or calculation of the closing level in the event of a market disruption event or discontinuance of an Underlying. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. In addition, hedging activities by us or our affiliates on or prior to the Trade Date could potentially increase the Initial Levels of the Underlyings, and therefore, could increase the Knock-In Levels, which are the respective levels at or above which each Underlying must close so that you are not exposed to the negative performance of the Worst Performing Underlying on the Valuation Date. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

▪	Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o   the expected and actual volatility of the Underlyings;

o   the time to maturity of the securities;

o   the dividend rate on the equity securities included in the Underlyings;

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Principal at Risk Securities

o   interest and yield rates in the market generally;

o   investors’ expectations with respect to the rate of inflation;

o   geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the level of the Underlyings; and

o   our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	No ownership rights relating to the Underlyings. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

▪	Adjustments to the Underlyings could adversely affect the value of the securities. The publisher of each Underlying may add, delete or substitute the component stocks of such Underlying or make other methodological changes that could change the value of such Underlying. Any of these actions could adversely affect the value of the securities. The publisher of each Underlying may also discontinue or suspend calculation or publication of such Underlying at any time. In these circumstances, Credit Suisse International, as the calculation agent, will have the sole discretion to substitute a successor underlying that is comparable to the discontinued Underlying. Credit Suisse International could have an economic interest that is different than that of investors in the securities insofar as, for example, Credit Suisse International is permitted to consider Underlyings that are calculated and published by Credit Suisse International or any of its affiliates. If Credit Suisse International determines that there is no appropriate successor underlying, the determination of whether a Coupon will be payable on the securities on the applicable Coupon Payment Date, and/or the amount payable at maturity, if any, will be based on the value of such Underlying, based on the closing prices of the stocks constituting such Underlying at the time of such discontinuance, without rebalancing or substitution, computed by Credit Suisse International as calculation agent in accordance with the formula for calculating such Underlying last in effect prior to such discontinuance, as compared to the respective Initial Level or Knock-In Level, as applicable (depending also on the performance of the other Underlyings).

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

S&P 500® Index Historical Performance

The following graph sets forth the daily closing levels of the S&P 500® Index for the period from January 2, 2013 through June 25, 2018. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the S&P 500® Index for each quarter from January 2, 2013 through June 25, 2018. The closing level on June 25, 2018 was 2,717.07. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Index on any trading day.

S&P 500® Index Daily Closing Levels January 2, 2013 to June 25, 2018

* The solid green line in the graph indicates the hypothetical Knock-In Level, assuming the closing level on June 25, 2018 was the Initial Level.

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Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter (through June 25, 2018)	2,786.85	2,581.88	2,717.07

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Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

Nikkei 225 Index Historical Performance

The following graph sets forth the daily closing levels of the Nikkei 225 Index for the period from January 4, 2013 through June 25, 2018. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the Nikkei 225 Index for each quarter from January 4, 2013 through June 25, 2018. The closing level on June 25, 2018 was 22,338.15. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Nikkei 225 Index on any trading day.

Nikkei 225 Index Daily Closing Levels January 4, 2013 to June 25, 2018

* The solid green line in the graph indicates the hypothetical and Knock-In Level, assuming the closing level on June 25, 2018 was the Initial Level.

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Principal at Risk Securities

The Nikkei 225 Index	High	Low	Period End
2013
First Quarter	12,635.69	10,486.99	12,397.91
Second Quarter	15,627.26	12,003.43	13,677.32
Third Quarter	14,808.50	13,338.46	14,455.80
Fourth Quarter	16,291.31	16,374.14	16,291.31
2014
First Quarter	16,121.45	14,008.47	14,827.83
Second Quarter	15,376.24	13,910.16	15,162.10
Third Quarter	16,374.14	14,778.37	16,173.52
Fourth Quarter	17,935.64	14,532.51	17,450.77
2015
First Quarter	19,754.36	16,795.96	19,206.99
Second Quarter	20,868.03	19,034.84	20,235.73
Third Quarter	20,841.97	14,952.02	17,388.15
Fourth Quarter	20,012.40	17,722.42	19,033.71
2016
First Quarter	18,450.98	14,952.61	16,758.67
Second Quarter	17,572.49	14,952.02	15,575.92
Third Quarter	17,081.98	15,106.98	16,449.84
Fourth Quarter	19,494.53	16,251.54	19,114.37
2017
First Quarter	19,633.75	18,787.99	18,909.26
Second Quarter	20,230.41	18,335.63	20,033.43
Third Quarter	20,397.58	19,274.82	20,356.28
Fourth Quarter	22,939.18	20,400.78	22,764.94
2018
First Quarter	24,124.15	20,617.86	21,454.30
Second Quarter (through June 25, 2018)	23,002.37	21,292.29	22,338.15

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Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

EURO STOXX 50® Index Historical Performance

The following graph sets forth the daily closing levels of the EURO STOXX 50® Index for the period from January 2, 2013 through June 25, 2018. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the EURO STOXX 50® Index for each quarter from January 2, 2013 through June 25, 2018. The closing level on June 25, 2018 was 3,369.21. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX 50® Index on any trading day.

EURO STOXX 50® Index Daily Closing Levels January 2, 2013 to June 25, 2018

* The solid green line in the graph indicates the hypothetical Knock-In Level, assuming the closing level on June 25, 2018 was the Initial Level.

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Principal at Risk Securities

EURO STOXX 50® Index	High	Low	Period End
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter (through June 25, 2018)	3,592.18	3,340.35	3,369.21

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Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.” The discussions below and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlyings, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Under this treatment:

•	a portion of each coupon paid with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities.

Under this treatment, upon a redemption of the securities, including at maturity, you should recognize short-term capital gain or loss equal to (i) the aggregate Put Premium previously received (including the Put Premium received upon redemption or at maturity) minus (ii) the difference, if any, between the Deposit and the redemption amount you receive (excluding the final coupon you receive). If you dispose of the securities prior to their maturity (or earlier redemption), you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United

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Principal at Risk Securities

States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Redemption Amount Subject to the Knock-In Feature

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Principal at Risk Securities

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $22.50 per $1,000 principal amount of securities. MSSB and its financial advisors will collectively receive from CSSU varying discounts and commissions of up to $22.50 for each security they sell, of which $5 per $1,000 principal amount of securities reflects a structuring fee. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Callable Fixed Income Securities due January 4, 2021
Redemption Amount Subject to the Knock-In Feature

Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index
Principal at Risk Securities

Contact

MSSB clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 780-2731.

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